Exhibit 99.1

Stock Symbol/Company Name -	IVDNQ.OB, Innovative Designs, Inc.
Date to be released -	September 27, 2007
Time to be released -	Immediate
Contact Name -	Joseph Riccelli
Contact Phone Number -	(P) 412-799-0350

Innovative Designs Petitions Bankruptcy Court To Dismiss Involuntary Chapter 11

Pittsburgh, PA. --- On September 24, 2007, counsel for Innovative Designs, Inc. (“IDI”) filed a motion to dismiss the bankruptcy case pending in the United States Bankruptcy Court for the Western District of Pennsylvania at case No. 06-23921-MBM. The motion noted that all of the petitioning creditors, who either initiated or joined the involuntary petition, averred claims arising out of the default arbitration award entered against IDI in Italy and subsequently reduced to judgment in the United States.

As referenced in IDI’s most recent litigation disclosure, that judgment is now owned by French company Greystone, Inc., which has agreed to take no action pursuant to the judgment against IDI. As the petitioning creditors no longer own the judgment that forms the basis of their claims, they no longer have legal standing to assert any claims relating to the judgment.

The Bankruptcy Court has established a response deadline to IDI’s Motion of October 16, 2007, and a hearing on the Motion has been scheduled for October 23, 2007. Counsel for IDI is confident the case will be dismissed, as the purported basis for the case has been extinguished.

The Company
Innovative Designs, Inc. manufactures the Arctic Armor(TM) Line, hunting apparel, swimwear, wind shirts, jackets, sleeping bags, and the multi-function “All in One” under the “i.d.i.gear” label featuring INSULTEX(TM). INSULTEX(TM) is the thinnest, lightest and warmest insulator in the market today. For more information, please visit http://www.idigear.com.

Disclaimer
Certain statements in this press release constitute “forward-looking” statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the “Safe Harbor” protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov.